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EXHIBIT 4.11

AGREEMENT

        THIS AGREEMENT (the "Agreement") is entered into this 3rd day of August, 2001 by and among SUPERTRACKS.COM, INC. ("Supertracks"), CENTERSPAN COMMUNICATIONS CORPORATION ("CenterSpan"), CB (BERKMAN) CAPITAL III LLC ("CB Capital"), MOHR, DAVIDOW VENTURES VI, L.P. ("MDV") and STOEL RIVES LLP ("Stoel Rives").

RECITALS

        A.    Concurrently with the execution hereof, Supertracks and CenterSpan are entering into that certain Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which Supertracks has agreed to sell, and CenterSpan has agreed to purchase, certain assets of Supertracks as set forth in such agreement (the "Assets") in consideration of the delivery by CenterSpan to Supertracks of 66,905 shares of CenterSpan's common stock (the "Shares"), subject to the terms and conditions of the Asset Purchase Agreement.

        B.    MDV made a bridge loan to Supertracks evidenced by a promissory note dated January 12, 2001 in the principal amount of $500,000 (the "MDV Obligation") and, as security for such loan, Supertracks granted MDV, pursuant to a security agreement dated January 12, 2001 (the "MDV Security Agreement"), a security interest in substantially all of Supertracks' personal property, whether then owned or thereafter arising (the "MDV Security Interest").

        C.    CB Capital made a bridge loan to Supertracks evidenced by a promissory note dated March 7, 2001 in the principal amount of $1,200,000 (the "CB Capital Obligation," and, together with the MDV Obligation, the "Secured Obligations") and, as security for such loan, Supertracks granted CB Capital, pursuant to a security agreement dated March 7, 2001 (the "CB Capital Security Agreement"), a security interest in substantially all of Supertracks' personal property, whether then owned or thereafter arising (the "CB Capital Security Interest").

        D.    A condition to the consummation of the transaction contemplated by the Asset Purchase Agreement (the "Closing") is that the secured creditors of Supertracks shall have consented to such transaction and any lien on the Assets shall have been released.

        E.    MDV and CB Capital desire to consent to the transaction contemplated by the Asset Purchase Agreement and release their respective liens on the Assets, subject to the terms and conditions hereof.

AGREEMENT

        NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    MDV and CB Capital hereby consent to the transaction contemplated by the Asset Purchase Agreement.

        2.    Subject to and effective as of the Closing, MDV and CB Capital hereby release the Assets from their respective security interests and agree to execute and deliver to Supertracks for filing on or before the date of Closing all UCC-3 partial releases and other documents necessary to release their respective security interests in the Assets.

        3.    At any meeting of the shareholders of Supertracks held for the purpose of voting to approve the transaction contemplated by the Asset Purchase Agreement, MDV agrees to vote all of its shares of capital stock of Supertracks in favor of such transaction, and CB Capital agrees to cause CB (Berkman)

Capital LLC, CB (Berkman) Capital II LLC and CB (Berkman) Capital II-A LLC to vote all of their respective shares of capital stock of Supertracks in favor of such transaction.

        4.    In the event that Supertracks voluntarily or involuntarily transfers Shares to MDV and CB Capital in satisfaction or partial satisfaction of the Secured Obligations or in the event that Supertracks transfers Shares to Stoel Rives, counsel for the Company, to pay the fees and expenses of such counsel, Supertracks and CenterSpan hereby agree that MDV, CB Capital and Stoel Rives shall have, with respect to the Shares so transferred, the same registration rights with respect to such Shares as Supertracks has pursuant to the terms and conditions of the Asset Purchase Agreement.

        5.    Notwithstanding anything to the contrary in any other agreement, including without limitation the MDV Security Agreement and the CB Capital Security Agreement, each of MDV and CB Capital agrees that it will forbear from enforcing any security interests in, foreclosing, levying or executing upon, or collecting or attaching, whether by private or judicial action or otherwise, (a) 6,607 of the Shares to be delivered by CenterSpan subject to the terms and conditions of the Asset Purchase Agreement, which number of Shares will be set aside by Supertracks and used to repay accrued and unpaid wages owed by Supertracks to its former employees, (b) 2,500 of the Shares to be delivered by CenterSpan subject to the terms and conditions of the Asset Purchase Agreement, which number of Shares will be used by Supertracks to pay in part the fees and expenses of Stoel Rives as described in Section 6 below, and (c) up to $33,000 of Supertracks' cash, which cash will be set aside by Supertracks and used to pay winddown expenses and to repay loans made by Charles Jennings to Supertracks in the aggregate principal amount of $30,000.

        6.    Supertracks agrees that, in the event that the transaction contemplated by the Asset Purchase Agreement is consummated, it will transfer to Stoel Rives on the date of the Closing 2,500 of the Shares in partial payment for fees and expenses of Stoel Rives incurred in connection with the transaction contemplated by the Asset Purchase Agreement.

        7.    Stoel Rives hereby waives any claims that it may now or hereafter have against the Assets.

        8.    This Agreement may be executed in counterparts and by facsimile.

[SIGNATURE PAGE FOLLOWS.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SUPERTRACKS.COM, INC.
By:	/s/ CHARLES JENNINGS
Title:	President and CEO
CENTERSPAN COMMUNICATIONS CORPORATION
By:	/s/ MARK CONAN
Title:	VP Finance & Admin. and CFO
CB (BERKMAN) CAPITAL III LLC
By:	CBC III, Inc., its Managing Member
By:	/s/ CRAIG L. BERKMAN
Title:	Managing Member

MOHR, DAVIDOW VENTURES VI, L.P.,
as nominee for
Mohr, Davidow Ventures VI, L.P.,
MDV VI Leaders' Fund, L.P.,
MDV Entrepreneurs' Network Fund III (A), L.P.
and
MDV Entrepreneurs' Network Fund III (B), L.P.
By:	Sixth MDV Partners, L.L.C., its General Partner
By:	/s/ ROBERT C. CHAPLINSKI
Title:	Robert C. Chaplinski, Member
STOEL RIVES LLP
By:	/s/ STEPHEN E. BABSON
Title:	Partner

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AGREEMENT